EXHIBIT 11

                        WATER CHEF, INC. AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                               SEPTEMBER 30, 1997

                                       Three Months Ended            Nine Months Ended
                                          September 30,                 September 30
                                       ------------------           -------------------
                                       1997          1996           1997           1996
                                       ------------------           -------------------
Common shares outstanding
  beginning of period ...........  35,036,237   15,836,574    35,036,237    15,836,574

Effect of weighting shares:
  Shares issued .................          --           --            --            --
                                   ----------  -----------   -----------   -----------

Weighted shares .................  35,036,237   15,836,574    35,036,237    15,836,574
                                   ==========  ===========   ===========   ===========


The net gain (loss) per share was calculated as follows:

Net gain (loss) available
  for common stock ..............  $  173,929   $ (158,798)  $ (322,910)   $   (3,360)

Weighted Shares .................  35,036,237   15,836,574   35,036,237    15,836,574
                                   ==========   ==========   ==========    ==========

NET GAIN (LOSS) PER COMMON AND COMMON EQUIVALENT SHARES

Net gain (loss) per share .......  $     .005   $     (.01)  $     (.01)   $
                                   ==========   ==========   ==========    ==========